Exhibit 99.1

Active Power Reports Third Quarter 2011 Results

Revenues up 12% versus Same Year-ago Quarter

AUSTIN, Texas (Oct. 26, 2011) – Active Power, Inc. (NASDAQ: ACPW), manufacturer of critical backup power systems and continuous power and infrastructure solutions, reported results for its third quarter and nine months ended Sept. 30, 2011.

Third quarter 2011 revenues were $20.6 million, representing a quarterly record for the company, and an increase of $2.2 million, or 12%, versus the same year-ago quarter. Net loss was $1.3 million or $0.02 per share in the third quarter of 2011, compared to net income of $55,000 or $0.00 per share in the same year-ago quarter.

Management Commentary

“Our continuous power and infrastructure solutions business represented the majority of our total quarterly revenue again in the third quarter 2011,” said John Penver, chief financial officer for Active Power. “The volume of our core UPS business has performed under expectations and this along with margin pressure on our infrastructure business has contributed to the decrease in our overall gross and operating margins.  Sales mix as well as gross and operating margins were consistent with last quarter.”

“As we look to finish out the year and transition into fiscal 2012, our focus will be on growing our core UPS business, improving execution in our infrastructure business and profitability,” said Jan Lindelow, interim president and CEO for Active Power. “Entering 2012, we plan to expand our product offerings, and thereby increase our addressable market while meeting the future demands of the marketplace.”

Other Financial Highlights

•	For the nine months ended Sept. 30, 2011, revenues increased $11.5 million to $57.2 million, or by 25% compared to the same period in 2010

•	$11.8 million in continuous power and infrastructure solutions revenue, representing 57% of revenue in the quarter

•	44% increase in information technology (IT) channel revenues compared to the same year-ago quarter

•	Gross profit for the quarter was 24%, consistent with gross profit from the previous quarter, and reflecting lower UPS sales and a higher proportion of lower margin infrastructure business

•	For the nine-months ended Sept. 30, 2011, net loss of $3.8 million or $0.05 per share was an 8% improvement from the net loss of $4.1 million or $0.05 per share incurred in the same period of 2010.

Operational Highlights

•	Deployed UPS (uninterruptible power supply) and continuous power systems in nearly all of the company’s 13 key trading regions, including a major installation in the Netherlands

•	Built and shipped highest quarterly level of continuous infrastructure solutions to date

•
Received multiple PowerHouse order from HP to support the HP POD 240a at a datacenter facility in Texas, part of one of the most innovative and efficient datacenter and infrastructure solutions available on the market today

•	Joined Green IT Amsterdam, a consortium of public and private sector organizations with the goal of greening IT infrastructure, reducing CO2 emissions, and developing a green economy in Amsterdam

Outlook

Active Power expects fourth quarter 2011 revenues between $18 million and $21 million and full year 2011 revenues between $75 million and $78 million. Fourth quarter earnings per share is expected to range between $(0.03) and $0.00 per share including costs of $0.01 per share related to the departure of the former president and CEO. Changes in cash and investments are expected to be driven by changes in working capital requirements.

Conference Call and Webcast

Active Power will host a conference call today (Wednesday, Oct. 26, 2011) at 4:30 p.m. (ET) to discuss its third quarter 2011 results. Interested parties can dial into the call at the time of the event at (877) 641-0093. For callers outside the U.S. and in Canada, please dial (904) 520-5773.

To listen to the live Webcast, please click here. A replay of the Webcast will be available through Nov. 26, 2011, via Active Power’s Web site at www.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and four regional operations centers located in the United Kingdom, Germany, Japan and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the third quarter of 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Revenues:
Product revenue	$16,996	$16,663	$47,890	$39,356
Service and other revenue	3,612	1,793	9,262	6,264
Total revenue	20,608	18,456	57,152	45,620

Cost of goods sold:
Cost of product revenue	13,112	11,287	35,625	28,323
Cost of service and other revenue	2,649	1,691	7,337	4,606
Total cost of goods sold	15,761	12,978	42,962	32,929

Gross profit	4,847	5,478	14,190	12,691

Operating expenses:
Research and development	1,272	833	3,279	2,517
Selling and marketing	3,527	3,539	10,397	10,323
General & administrative	1,280	1,075	4,083	3,825
Total operating expenses	6,079	5,447	17,759	16,665
Operating profit (loss)	(1,232)	31	(3,569)	(3,974)

Interest expense, net	(68)	(30)	(149)	(82)

Other expense, net	8	13	(34)	(55)
Income (loss) before income taxes	(1,292)	14	(3,752)	(4,111)
Income tax benefit	-	41	-	41
Net income (loss)	$(1,292)	$55	$(3,752)	$(4,070)

Basic net income (loss) per share	$(0.02)	0.00	$(0.05)	$(0.05)
Diluted net income (loss) per share	$(0.02)	0.00	$(0.05)	$(0.05)
Shares used in computing basic net income (loss) per share	80,119	79,674	79,990	76,982
Shares used in computing diluted net income (loss) per share	80,119	80,366	79,990	76,982

Comprehensive loss:
Net income (loss)	$(1,292)	$55	$(3,752)	$(4,070)
Translation gain (loss) on subsidiaries in foreign currencies	(193)	247	416	(12)
Comprehensive income (loss)	$(1,485)	$302	$(3,336)	$(4,082)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	Sept. 30	December 31
	2011	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$9,455	$15,416
Short-term investments in marketable securities	-	134
Restricted cash	403	-
Accounts receivable, net	16,725	14,708
Inventories	10,731	6,430
Prepaid expenses and other	501	511
Total current assets	37,815	37,199
Property and equipment, net	3,007	2,005
Deposits and other	404	314
Total assets	$41,226	$39,518

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$6,035	$6,022
Accrued expenses	5,379	7,068
Deferred revenue	4,566	2,492
Revolving line of credit	5,535	2,535
Total current liabilities	21,515	18,117

Long-term liabilities	811	579
Stockholders' equity:
Common stock	80	80
Treasury stock	(115)	(103)
Additional paid-in capital	276,233	274,807
Accumulated deficit	(257,553)	(253,801)
Other accumulated comprehensive loss	255	(161)
Total stockholders’ equity	18,900	20,822
Total liabilities and stockholders’ equity	$41,226	$39,518

ACTIVE POWER, INC.
SUPPLEMENTAL FINANCIAL DATA

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
$’000	2011	2010	2011	2010

Product Revenue:
UPS products	$5,991	$8,358	$20,764	$23,210
Continuous Power Solutions	7,034	1,210	20,105	6,298
Infrastructure Solutions	3,971	7,095	7,021	9,848
	$16,996	$16,663	$47,890	$39,356

MW of critical Power delivered	22.2MW	23.9MW	76.9MW	71.8MW
Revenue per MW of Critical Power ($’000)	$585	$420	$565	$442

Selected Balance Sheet Data: ($’000)	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010

Inventory:
Raw materials	$6,859	$6,655	$5,243
Work in progress	3,452	5,461	2,382
Finished goods	2,246	1,750	1,148
Less reserves for obsolescence	(1,826)	(1,815)	(2,343)
	$10,731	$12,051	$6,430

Receivables:
Americas	$11,511	$10,132	$10,681
EMEA	1,947	4,866	4,020
Asia	3,267	2,807	7
	$16,725	$17,805	$14,708